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                            Quality Food Brands, Inc.
                              317 West Front Street
                                Monroe, MI 48161

May 18, 2007

Laurus Master Fund, Ltd.
c/o M&C Corporate Services Limited
P.O. Box 309 GT
Ugland House
George Town
South Church Street
Grand Cayman, Cayman Islands

Milfam I L.P.
4550 Gordon Drive
Naples, Florida, 34102

     Re:  Quality Food Brands/Laurus/Milfam

     Quality Food Brands, Inc., a Nevada corporation (the "Company"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants to Milfam I L.P., a Georgia limited partnership ("Milfam"), the irrevocable right and option (collectively, the "Option"), exercisable by Milfam's giving written notice (the "Milfam Notice") to the Company and to Laurus Master Fund, Ltd., a Cayman Islands company ("Laurus") not later than August 31, 2007, to enter into that certain Securities Purchase Agreement with the Company in the form annexed hereto (together with the documents and instruments annexed as Exhibits thereto, the "Milfam Securities Purchase Agreement") and to consummate the transactions contemplated thereby including, without limitation, upon the funding called for thereby on the part of Milfam, the issuance and delivery to Milfam of the Note and Warrant and the grant of the security interest to Milfam by the Company as contemplated by the Master Security Agreement (capitalized terms used, but not otherwise defined herein, having the meaning given to such terms in the Milfam Securities Purchase Agreement). It is expressly understood and agreed that, notwithstanding anything to the contrary expressed or implied herein, Milfam shall have the right to exercise or decline to exercise the Option in accordance herewith solely at its sole discretion and, accordingly, shall be under no obligation whatsoever to enter into the Milfam Securities Purchase Agreement or consummate the transactions contemplated thereby unless and until it exercises the Option. It is agreed by the parties hereto that, prior to the first to occur of (x) the Closing and (y) August 31, 2007: (i) no modifications, amendments and or supplements, may be made to the attached forms of the Milfam Securities Purchase Agreement, the Note, the Warrant, the Master Security Agreement, or any other related agreement attached hereto without the prior written consent of Laurus; and (ii) no modifications, amendments and or supplements, may be made to the Laurus Securities Purchase Agreement, the Laurus Note, that certain warrant, issued pursuant to the Laurus Securities Purchase Agreement and exercisable by Laurus, to purchase up to 15% shares of the common stock of the Company, that certain Master Security Agreement dated as of the date of the Laurus Securities Purchase

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Agreement, or any other related agreement attached thereto, in each case in the form in effect on the date hereof, without the prior written consent of Milfam.

     All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:

          (a)  upon personal delivery to the party to be notified;

          (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day;

          (c) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or

          (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

     All such notices shall be sent to the addresses set forth in Schedule A hereto or at such other address as the Company, Laurus or Milfam may designate by written notice to the other parties hereto given in accordance herewith

     If Milfam exercises the Option in accordance herewith, the execution and delivery of the Milfam Securities Purchase Agreement and the consummation of the transactions contemplated thereby shall take place at a closing (the "Closing") that shall occur on a date within ten (10) days after the date of the Milfam Notice. Without limiting the generality of the foregoing, due execution and delivery by the Company of the Note and Warrant to Milfam shall be made on such date against payment of the purchase price therefor and the Company shall further execute and deliver the Master Security Agreement in favor of Milfam on such date.

     It is understood and agreed that, as provided in Section 6.5 of the Milfam Securities Purchase Agreement, cash proceeds (the "Cash Proceeds") received by the Company from Milfam under the Milfam Securities Purchase Agreement in an amount equal to one-half of the principal amount of the Laurus Note outstanding as at the time of the Closing shall be paid by the Company to Laurus to prepay in part principal under the Laurus Note by such amount.

     Notwithstanding anything to the contrary expressed or implied in the Laurus Securities Purchase Agreement, Laurus hereby acknowledges and consents to (i) the grant by the Company to Milfam of the Option and (ii) upon Milfam's exercising the Option in accordance herewith, Milfam's and the Company's entering into the Milfam Securities Purchase Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and delivery by the Company to Milfam of the Note and Warrant and the grant by the Company to Milfam of the security interest called for by the Master Security Agreement. Laurus further acknowledges and agrees that, upon the occurrence of the closing (i) Milfam shall be, and for all purposes be deemed to be a "Senior Creditor" under, and as such term is defined in, that certain Intercreditor and Subordination Agreement, dated as of May [_____], 2007, among the Company, Laurus and Milfam; (ii) that certain Right of First Refusal Agreement, dated as of May [_____], 2007, among the Company, Laurus and Milfam shall be fully effective and in force;


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and (iii) Laurus shall apply the amount received from the Company as provided in the preceding paragraph to the prepayment of the principal amount of the Laurus Note.

     This letter shall be governed by and construed in accordance with the laws of the State of New York.


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     If the foregoing correctly sets forth our understanding of the subject matter hereof, kindly so indicate by signing below in the space provided for your signature, whereupon this letter shall be our binding agreement concerning such subject matter.

                                        Very truly yours,

                                        QUALITY FOOD BRANDS, INC.


                                        By: /s/ Mitchell Gerstein
                                            ------------------------------------
                                        Name: Mitchell Gerstein
                                        Title: Treasurer


LAURUS MASTER FUND, LTD.


By: /s/ David Grin
    ---------------------------------
Name: David Grin
Title: Director


MILFAM I L.P.

By: Milfam LLC
Its:  General Partner


By: /s/ Lloyd I. Miller, III
    ---------------------------------
Name: Lloyd I. Miller, III
Title: Manager

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